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Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Omniture, Inc.
at
$21.50 Net Per Share
by
Snowbird Acquisition Corporation
a wholly owned subsidiary of
Adobe Systems Incorporated

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY, NEW YORK TIME, ON THURSDAY, OCTOBER 22, 2009,
UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Banks, Trust Companies and other Nominees:	September 24, 2009

        Snowbird Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Adobe Systems Incorporated, a Delaware corporation ("Adobe"), is making an offer to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Omniture, Inc., a Delaware corporation ("Omniture"), at $21.50 per share, net to the seller in cash, without interest but subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 24, 2009 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Innisfree M&A Incorporated has been appointed to act as Information Agent in connection with the Offer.

        Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith are copies of the following documents:

  1.
  Offer to Purchase, dated September 24, 2009;

  2.
  Letter of Transmittal to be used by stockholders of Omniture in accepting the Offer (manually signed facsimile copies of the Letter of Transmittal may also be used);

  3.
  The Letter to Stockholders of Omniture from the Chairman of the Board of Directors of Omniture accompanied by Omniture's Solicitation/Recommendation Statement on Schedule 14D-9;

  4.
  A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients' instructions with regard to the Offer; and

  5.
  Notice of Guaranteed Delivery with respect to the Shares.

        The Offer is not subject to a financing condition. The Offer is conditioned on there being validly tendered in the Offer and not withdrawn before the expiration of the Offer, that number of Shares which, when added to any Shares already owned by Adobe or any of its controlled subsidiaries, represents at least a majority of the sum of (A) the total number of outstanding Shares on the Expiration Date (as defined below) plus (B) the total number of Shares that will be issuable at or prior to March 15, 2010 upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of equity-based awards of Omniture and derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions of such securities and other rights.

"Expiration Date" means the date that is 20 business days after the commencement (determined pursuant to Rule 14d-1(g)(3) under the Securities Exchange Act of 1934, as amended) of the Offer (the "Expiration Date," unless the Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the Merger Agreement, in which event the term "Expiration Date" means the latest time and date as the Offer, as so extended, may expire).

        The Offer is also subject to the satisfaction of certain other conditions set forth in the Offer to Purchase, including, among other conditions, (i) all applicable waiting periods and clearances, consents and approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other Antitrust Laws (as defined in the Merger Agreement) commercially reasonably required in connection with the transactions contemplated by the Merger Agreement that are required to expire, terminate or be obtained prior to consummation of the Offer, shall have expired, or been terminated or been obtained without the imposition of any Burdensome Action (as defined below) prior to the Expiration Date, (ii) on or after September 15, 2009 and prior to the time of acceptance for payment for any Shares pursuant to the Offer, no Company Material Adverse Effect (as defined in the Merger Agreement) shall have occurred and be continuing on the Expiration Date and (iii) the satisfaction of other conditions set forth in the Merger Agreement, which are described in the Offer to Purchase. For purposes of the Offer and the Merger, "Burdensome Action" means: (A) the sale, license, divestiture or disposition of, or holding separate of, any product lines, assets or businesses of Adobe or Omniture or their respective affiliates or (B) any restrictions or actions that after the date of the closing of the Merger would limit Adobe's or its subsidiaries' (including Omniture, as the surviving corporation in the Merger, and its subsidiaries') ownership, operation of or freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries' (including Omniture's) businesses, product lines or assets.

        We request that you contact your clients as promptly as possible. Please note that the Offer and any withdrawal rights will expire at 12:00 midnight, New York City, New York time, on Thursday, October 22, 2009, unless extended.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

        Neither the Purchaser nor Adobe will pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent, as described in the Offer to Purchase) in connection with soliciting tenders of Shares in the Offer. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of the Shares to it, or its order, in the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

        Questions and requests for additional copies of the enclosed materials may be directed to Innisfree M&A Incorporated, the Information Agent, at the address and telephone number appearing on the back page of the Offer to Purchase.

Very truly yours,
Innisfree M&A Incorporated

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, ADOBE, THE DEPOSITARY, GOLDMAN, SACHS & CO. OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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  Exhibit (a)(1)(D)
Offer to Purchase for Cash All Outstanding Shares of Common Stock of Omniture, Inc. at $21.50 Net Per Share by Snowbird Acquisition Corporation a wholly owned subsidiary of Adobe Systems Incorporated